
11401
11401
ATION SERVICES
www.ffeinc.com
120048
53FT
10500

Frozen Food Express Industries, Inc.

Strategic Initiatives to Restore Profitability

July 30, 2012

Safe Harbor Statement

This document contains information and forward-looking statements that are based on management's current beliefs and expectations and assumptions which are based upon information currently available. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, including whether the Company will return to profitability in fiscal 2012, and may be identified by words such as "will", "could", "should", "believe", "expect", "intend", "plan", "schedule", "estimate", "project" and similar expressions. These statements are based on current expectations and are subject to uncertainty and change.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

Among the key factors that are not within management's control and that may have a bearing on operating results are demand for the company's services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the demand for bulk tank water transportation services, the availability and cost of labor, the ability to negotiate favorably with lenders and lessors, continued availability of credit on commercially reasonable terms, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks of lawsuits and unfavorable judgments, risks associated with the technologies and systems used and the other risks and uncertainties described in the company's filings with the Securities and Exchange Commission.



FFE Company Profile

- Only asset based national refrigerated Less Than Truckload (LTL) and Truckload (TL) company that can offer both service offerings with "one stop shopping"
- National footprint of 12 strategically located service centers (6 owned and 6 leased) with ½ million square feet of refrigerated storage
- 1,348 owned and leased tractors & 2,968 owned and leased trailers
- Average fleet age 2.1 years as of June, 30 2012
- Strong balance sheet with approximately $20 million available on a line of credit with Bank of America
- $2.15 per share in tangible book value
- Strategic plan to restore meaningful profitability on track



Strategic Initiatives for 2012

- Invest in service offerings with high return characteristics (logistics and water services for crude oil exploration)
- Continue to reduce debt, improve liquidity
- Generate positive cash flow
- Improve margins in all business service offerings
- Improve efficiencies through improved training, use of technologies
- Improve maintenance and fuel costs through managing fleet age – fleet age reduced from 2.8 years to 2.1 years year over year
- Address driver shortage, reduce turnover and recruiting costs through the Driver Academy
- Add to fleet of owner operators above target due to innovative and re-branded Drive-To-Own program
- Make lowest cost financing lease/ buy decisions



Liquidity/ Debt Update

- On and off balance sheet financing levels crested during 2011
- Borrowings under credit facility were $24.2 million at June 30, 2012
- Approximately $20 million in availability under line of credit
- Second quarter operating cash flow +$200K
- Expect Capex, net of proceeds from sales of property and equipment to not exceed $1 million for 2012
- Expect EBITDA for second half of 2012 to average between $6 million and $7 million per quarter



Key Drivers to Profitability

- Elimination of dry van business should improve operating performance approximately 60 basis points (BPs)
- Elimination of a portion of unprofitable logistics business should improve operating performance approximately 50 BPs
- Truckload and Less Than Truckload rate increases expected to improve operating performance approximately 280 to 300 BPs
- Operating improvement resulting from increased MPG and reduced maintenance costs from new trucks of approximately 120 BPs
- Higher contribution margin from water transport of between 130 to 160 BPs.
- Annualized improvement from RIF of approximately 100 BPs
- Operating improvement from reduced claims activities and settlements of between 120 to 150 BPs
- Target operating improvement of approximately 870 – 970 BPs



Summary of Key Drivers to Profitability

	2011	1Q 2012	2Q 2012	Targeted Change
Operating Ratio	109.8%	103.7%	98.4%	910 - 1010 basis points

Exit from Dry Van Services	Approx. 60 BPs
Elimination of unprofitable logistics agreements	Approx. 50 BPs
Rate Increases for TL and LTL	280 - 300 BPs
Younger fleet impact on Maintenance Costs & Fuel Efficiency	Approx. 120 BPs
Contribution from Water Transport Business	130 – 160 BPs
Reduction in non-driver personnel	Approx. 100 BPs
Reduction in claims activities	120 - 150 BPs
Improved leverage on corporate overhead	50 - 70 BPs

3-5 year Operating Ratio Target – 94% to 96%

*Expect Normal Seasonality during 2012 with a weaker 1Q and improving profitability through the balance of the year.



Investment Considerations

Competitively Differentiated - Key Player in the "Cold-Chain" Niche

- Only national and one of limited regional players that offers LTL and truckload refrigeration
- Strong customer value proposition with one stop shopping and unique service offering

Diversified Customer Base

- No customer represents over 9% of sales - Top 20 customers represent 55% of sales

Experienced Management Team with Over 80 Years in Industry Experience

Market Recovery Underway

- On-going driver shortage has shrunk capacity, creating a favorable pricing environment

Stronger Players Will Take Market Share in Challenging Economic Environment

- Smaller firms have less access to capital as the cycle moves into expansion
- FFE has the latest technology which drives greater efficiencies

Strategic Plan in Place and on target to restore profitability and improve liquidity



Thank You for Your Time

John Hickerson
Executive Vice President,
Chief Operating Officer

Russell Stubbs
Chief Executive Officer

John McManama
Senior Vice President,
Chief Financial Officer

Frozen Food Express Industries, Inc.
1145 Empire Central Place
Dallas, Texas 75247-4309
(214) 630-8090
www.ffeinc.com

IR Contact
Three Part Advisors, LLC
Dave Mossberg 817 310-0051
Steven Hooser 214-872-2710